Exhibit 99.1

Suja Minerals Executes Acquisition to Acquire 100% of Global Energy Innovations Inc. and Will File to Change Name to GEI Global Energy Corp. (www.geiglobal.com)

LAS VEGAS, NEVADA, Aug 15, 2013 (Marketwired via COMTEX) -- SUJA MINERALS CORP (OTCQB: SJML) announced today the closing of the definitive agreement with GLOBAL ENERGY INNOVATIONS, INC. (GEI) http://www.geiglobal.com. The terms of the definitive agreement were agreed upon and the execution of the agreement was signed between, SUJA MINERALS CORP and (GEI) GLOBAL ENERGY INNOVATIONS, INC. SUJA MINERALS CORP will file for a Company name change and symbol change to reflect its new business direction.

Matt Reams, President and CEO of SUJA MINERALS CORP, stated, "I am very excited to announce the execution of the definitive agreement between SUJA MINERALS and GEI GLOBAL ENERGY INNOVATIONS, INC. There is a tremendous opportunity to manufacture and market the GEI Fuel Cell systems worldwide."

GLOBAL ENERGY INNOVATIONS INC., in cooperation with governments and industry around the world, will provide GEI's unique technology for scalable, green fuel cell power plants. A multi-trillion dollar market is available and GEI intends to be a world leader in providing clean, inexpensive energy. GEI's commercial potential is essentially unlimited. By becoming public and raising the necessary capital, GEI will be able to aggressively expand into the worldwide market for clean and inexpensive energy (www.GEIGLOBAL.com).

Dr. K. J. Berry, Chairman, CEO, and President of GEI GLOBAL, stated, "Every since we secured our Flint, Michigan manufacturing facility in July 2013, our staff continues to work diligently to complete initial production systems for initial customers in Italy, India, and the United States. We remain excited with the potential for the rapid expansion and acceptance for the GEI X5 advanced fuel cell power systems technology for world markets thirsty for fuel efficient, clean, and scalable energy solutions. The public offering of GEI GLOBAL ENERGY CORP will certainly provide the financial resources required for the commercialization of our power generation technology for world markets and governments seeking to leverage the availability of affordable natural gas and renewable bio-methane fuels worldwide."

The GEI X5 is different; it is a "hybrid" fuel cell power system that incorporates a high temperature PEM (Polymer Exchange Membrane) fuel cell and a high-density energy storage system. Because batteries and ultra-caps are excellent at satisfying high instant power demands, as such GEI fuel cell power systems can be sized to meet nominal power requirements and can be integrated with solar and wind projects to achieve maximum efficiency.

Fuel cells are a highly efficient, combustion-less, reliable, and virtually pollution-free energy source that provide electricity to power a wide array of applications, including buildings (manufacturing facilities, hotels and hospitals), primary power for grid integration, automobiles, emergency back-up systems, and base load grid power. A fuel cell uses fuel - usually hydrogen, extracted from common fuels such as natural gas, and oxygen - to produce electricity. In principle, a fuel cell is an electrochemical device that operates like a battery. However, unlike a battery, a fuel cell requires re-fueling and not recharging. Fuel cells will continue to produce electricity and heat as long as there is a constant fuel source. Hydrogen fuel cells work simply, have no moving parts, and operate silently, with water and excess heat as their only by-products. Fuel cells thus provide the ideal solution for a myriad of portable, on-board and stationary electric power generation applications.

The GEI fuel cell system provides 24-7 primary power for homes and buildings and is paramount due to very restrictive offerings from other companies with only back-up power (due to fuel restrictions) or power to one singular application (due to technology restrictions). The GEI X5 core strategy is to avoid providing a "niche" technology for a "niche" application, but rather provide a robust and scalable systems technology applicable across multiple platforms that allow high volume cost reductions and savings in design and manufacturing cost. There are currently 3 patents that protect this technology and the Company plans for several more to be filed before the end of 2013.

ABOUT GEI: GLOBAL ENERGY INNOVATIONS INC. was founded in 2007 and is part of the fuel cell and sustainable/alternative energy industry. Global Energy spent the last 7 years testing the product and has had running prototypes with all data for over 3 years. (www.GEIGLOBAL.com) There also exists the option to integrate the GEI X5 "hybrid" fuel cell power systems technology with an auxiliary solar/wind grid. In this operational mode, the GEI fuel cell system is designed to integrate seamlessly with other alternative energy systems such as solar and wind and would reduce the use of natural gas and concurrently allows the solar array to provide steady continuous power, depending upon environmental conditions and the size of the solar grid. This is known as solar balancing. The combined solar/fuel cell system would operate 24-7 and represents the optimum in power generation efficiency for both solar and fuel cell systems. As such, solar companies have expressed interest in exclusive global license opportunities.

ABOUT SUJA MINERALS CORP: SUJA MINERALS CORP (OTCQB: SJML), an exploration stage company, focuses on acquiring and exploring mineral properties. The company intends to explore for dolomite and limestone. It owns an option to acquire a 100% interest in the Crawford Creek property consisting of 1 mineral claim with an area of approximately 460 acres (208.93 hectares) located in southwestern British Columbia, Canada. The company was founded in 2010 and is based in Las Vegas, Nevada.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mining exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contacts:
Suja Minerals Corp
Matt Reams
President and CEO
702-425-2873